Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE

This Settlement and Mutual Release (the “Agreement”) is entered into by and among John R. Meehan and Joseph C. Meehan (collectively, the “Meehans”), Entorian Technologies L.P., previously referred to as Staktek Group L.P. (“Entorian L.P.”) and Entorian Technologies Inc. , previously referred to as Staktek Holdings, Inc. (“Entorian Inc.” and together with Entorian L.P., “Entorian”) effective on the eighth (8th) day following the date the Meehans sign and return this Agreement (the “Effective Date”). Each party is referred to as a “Party” and collectively, all parties are referred to as the “Parties.”

WHEREAS, Entorian Inc. purchased Southland Micro Systems, Inc. (“Southland”), which was substantially owned by the Meehans, on August 31, 2007; and

WHEREAS, the Parties have agreed to settle certain disputes among themselves and to fully release each other from any and all claims they have or may have regarding each other.

NOW, THEREFORE, in consideration of the mutual promises and obligations recited herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

SECTION 1 — Definitions

1.1	“DRAM Settlement” means the DRAM antitrust litigation class action settlement, pursuant to which Southland submitted evidence of purchasing $17,835,401 of DRAM, which settlement is administered by Rust Consulting, Inc.

1.2	“Earn-Out Payment” means the Earn-Out Payment as defined in the Merger Agreement.

1.3	“Employment Agreements” mean the Executive Employment Agreements entered into by each of the Meehans and Entorian, effective as of August 31, 2007.

1.4	“Escrow Agent” means Wells Fargo Bank, N.A.

1.5	“Escrow Agreement” means the escrow agreement by and among the Parties and Wells Fargo Bank, N.A. as the escrow agent, dated as of August 31, 2007, regarding the escrow account set up in connection with the Merger Agreement.

1.6	“Lease” means the sublease of 9400 Toledo Way, Irvine, California 92618, between Meehan Holdings, LLC, owned by the Meehans as the leasors, and Staktek Holdings, Inc., as the lessee, effective as of September 1, 2007.

1.7	“Merger Agreement” means the merger agreement by and among the Parties, Shula Merger Sub, Inc., the other shareholders of Southland and John R. Meehan, as the shareholder representative, entered into as of August 21, 2007.

SECTION 2 — Settlement

2.1 Lease. The Parties agree that Entorian will pay the Meehans, within five (5) days of the Effective Date, $250,271, calculated as follows:

(a)	$329,868 for Entorian’s total remaining lease obligations pursuant to the Lease as of October 31, 2008 (calculated as $42,840 per month for 22 months remaining on the Lease times 0.35, which is the rate agreed on by the Parties); minus

(b)	$42,840 for November rent paid by Entorian to the Meehans; minus

(c)	$36,756.72, which is the amount the Parties have agreed to subtract in payment by the Meehans for Entorian’s equipment, inventory, supplies, artwork, documents and materials in the building covered by the Lease (the “Lease Premises”), which the Meehans will own as of the Effective Date, other than as set forth and on Exhibits A-1 and A-2.

Entorian agrees to pay other customary charges consistent with charges it has paid in the past as required by the Lease, prorated as of the Effective Date, as long as such other charges do not exceed $5,000 in the aggregate, which is Entorian’s maximum liability with respect to such other charges.

As of the Effective Date, Entorian will have no further obligation whatsoever pursuant to the Lease. The parties agree that Entorian owns all items listed on Exhibit A-1, and that the items listed on Exhibit A-2 are leased from third parties. Entorian agrees to vacate the Lease Premises and return legal possession of the Lease Premises to the Landlord thereunder, and the Meehans agree to return to Entorian the equipment listed on Exhibit A-1 in a prudent and diligent manner, collect on delivery (C.O.D.), using a third-party mailing service to pack and ship the equipment, not later than 5:00 P.M. on the date which is the tenth (10th) business day following the Effective Date. The parties agree that the computer and printing and other Entorian equipment listed on Exhibit A-1 and used by former Southland/Entorian employees who have been terminated is Entorian’s property, other than as set forth on Exhibit A-3.

In addition, the Meehans agree to provide access to the Lease Premises so that third parties can retrieve the leased equipment set forth on Exhibit A-2.

2.2 DRAM Settlement. The Parties agree that, in exchange for any amounts that may become due under the Aggregate Earn-Out Consideration for the Second Earn-Out Period, Entorian shall assign, transfer and convey all of its right, title and interest in and to the DRAM Settlement with respect to Southland’s claim only and not Staktek’s claim in accordance with the terms of the assignment agreement set forth in Exhibit B to this Agreement.

2.3 Release of Escrow. Entorian agrees to instruct the Escrow Agent to release the full amount of money held in the escrow account, which amount totaled $2,087,203.98 as of October 23, 2008, and any accrued interest held pursuant to the Escrow Agreement, to Target Shareholders in accordance with the distribution instructions set forth in the Escrow Agreement. Entorian agrees to provide such instructions to the Escrow Agent within three (3) business days following the Effective Date.

2.4 Earn-Out Payment. The Parties agree that there will not be any future Earn-Out Payment pursuant to the Merger Agreement, and that the Meehans and no other previous shareholders of Southland are or will be entitled to any such payment.

2.5 Severance and Non-Compete. The Parties agree that each of the Meehans will receive his fifty-two (52) weeks of Severance Benefits as defined and set forth in Section 3(d) of each Executive Employment Agreement in exchange for a non-compete agreement signed by each as set forth in Exhibit C to this Agreement. The Meehans will be permitted to broker semiconductor components and DRAM, but they will not be permitted to engage in manufacturing any memory modules of any type, engage in the stacking business similar to Entorian’s business, or consult with any third party regarding these activities, as more fully defined in the Non-Competition Agreement set forth in Exhibit B. These Severance Benefits will be paid to the Meehans individually, each in a lump-sum within three (3) business days following the Effective Date.

2.6 Medical and COBRA Benefits. The Meehans will have all rights required under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), including the right to continue group health care coverage for a limited period at the Meehan’s expense. A notification of those rights, along with the applicable election forms, will be mailed to the Meehans within the applicable time.

2.7 Return of Company Property. Except as set forth in Section 2.1, this Agreement is subject to, and conditioned upon, the prompt return of all Entorian property by each of the Meehans, whether on or off Entorian/Southland premises, including but not limited to any computer or computer-related equipment, cellular telephone, credit cards and telephone calling cards, badges, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Entorian, and any other proprietary information in each of the Meehan’s possession. By signing below, each of the Meehans declares that he does not have in his possession, nor has he failed to return, any Entorian property.

2.8 No Other Payments. The Parties agree that this Agreement represents the full settlement of all claims of the Parties, and includes all payments by Entorian to the Meehans for any reason whatsoever, including but not limited to the first and second Earn-Out Periods, payments under the Lease, the Merger Agreement, Executive Employment Agreements, the Escrow Agreement, as well as any other agreement, understanding or claim.

2.9 Payment Instructions. The Meehans agree to provide payment instructions to Entorian with respect to the payments to be made by Entorian promptly following execution of this Agreement.

2.10 Inventory Release. The Parties agree that Entorian has no further liability with respect to inventory consigned to Entorian as set forth in more detail on Exhibit D.

SECTION 3 — Mutual Release

3.1 Release by the Meehans. Except for the rights and obligations arising out of this Agreement, each of the Meehans and each of their respective heirs, successors and assigns (collectively, the “Meehan Releasing Parties”) fully and forever RELEASE and DISCHARGE Entorian, its officers, directors, agents, employees, attorneys, representatives, subsidiaries, affiliated entities, employer-sponsored employee benefit and welfare benefit plans, trustees and administrators of such plans, and assigns of the persons and entities named above (hereinafter, collectively called the “Entorian Released Parties”) from all claims, actions, causes of action, demands, costs and charges (collectively, “Claims) of whatever nature, whether known or unknown, based on acts or omissions occurring on or before the Effective Date. Each of the Meehans acknowledges that each understands and agrees that this Agreement is a full and complete waiver of all claims, to the fullest extent permitted by law, including, but not limited to, the Meehans’ employment with Entorian and Southland, the acquisition of Southland by Entorian, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected to the Meehans’ employment with Entorian and Southland, the acquisition of Southland by Entorian, as well as any and all other matters. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, and all claims for attorneys’ fees, costs and expenses. The Meehans each expressly waives his right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by either (or both) of the Meehans or on their behalf.

3.2 Release by Entorian. Except for the rights and obligations arising out of this Agreement, Entorian, on behalf of itself, its subsidiaries, affiliates and divisions, and each of their respective officers, directors, agents, servants, employees, shareholders, representatives and attorneys, and their respective heirs, administrators, executors, successors and assigns (the “Entorian Releasing Parties”), fully and forever RELEASE and DISCHARGE the Meehans and each of their agents, attorneys, representatives, successors and assigns (hereinafter, collectively called the “Meehan Released Parties”) from all Claims of whatever nature, whether known or unknown, based on acts or omissions occurring on or before the Effective Date. Entorian acknowledges that this Agreement is a full and complete waiver of all claims, to the fullest extent permitted by law, including, but not limited to, the Meehans’ employment with Entorian and Southland, the acquisition of Southland by Entorian, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected to the Meehans’ employment with Entorian and Southland, the acquisition of Southland by Entorian, as well as any and all other matters. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, and all claims for attorneys’ fees, costs and expenses. Entorian expressly waives its right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Entorian or on its behalf.

3.3 Unknown Claims. In entering into this Agreement, the Parties waive the provisions of Section 1542 of the California Civil Code or any similar law with respect to the Claims released under this Agreement. Section 1542 of the California Civil Code provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

SECTION 4 — OTHER PROVISIONS

4.1 Representations and Warranties. Each Party represents and warrants to the other as follows:

a. Each Party represents that, as of the date of this Agreement, such Party has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against any of the other Parties to this Agreement or any of the other Released Parties in any court or with any governmental agency. Each Party further represents that such Party will not, to the fullest extent permitted by law, prosecute, nor allow to be prosecuted on such Party’s behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released in this Agreement.

b. Each Party has received independent legal advice from its attorneys, (or has had the opportunity to do so, and after having had such opportunity has declined to do so), with respect to the advisability of making the settlement provided for herein and with respect to the advisability of executing this Agreement.

c. Each Party agrees to indemnify and hold the other Party harmless from and against any claim, including attorneys’ fees, actually paid or incurred, arising out of, or in any way connected with, any transfer or assignment, or any purported or claimed transfer or assignment, of any claim, cause of action, or any other matter herein released.

d. Each Party has made an investigation of the facts pertaining to this settlement and this Agreement and of all the matters pertaining thereto as deemed necessary.

e. Each of the persons executing this Agreement is empowered to do so.

f. Each Party acknowledges that such Party is not aware of any claim that can, may be or has been made against the other Parties to this Agreement.

4.2 No Admissions. By entering into this release, the Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

4.3 Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by any of the Parties in breach hereof. Each Party agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement, to the fullest extent permitted by law.

4.4 Disparagement. Each of the Parties agrees that they will not make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the reputation, practices, or business of the other parties to this Agreement, or any disparaging or derogatory remarks about any of the Released Parties, provided that each party will respond accurately to any question, inquiry or request for information to the extent required by law.

4.5 Cooperation. Each of the Parties agrees that they will cooperate fully and completely with any of the Released Parties, at their request, in all pending and future litigation involving any of the Released Parties. This obligation includes promptly meeting with counsel for the Released Parties at reasonable times upon their request, and providing testimony in court or upon deposition that is truthful, accurate, and complete, according to information known to him. If either of the Meehans appears as a witness in any pending or future litigation at the request of Entorian or any of the other Released Parties, each of the Meehans understands that Entorian agrees to reimburse such person, upon submission of substantiating documentation, for necessary and reasonable expenses incurred as a result of his testimony. If a representative of Entorian appears as a witness in any pending or future litigation at the request of either or both of the Meehans or any of the other Released Parties, Entorian understands that each of the Meehans agrees to reimburse such person, upon submission of substantiating documentation, for necessary and reasonable expenses incurred as a result of his testimony.

4.6 Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

4.7 Applicable Law/Venue. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California. Any disputes under this Release Agreement must be brought in Travis County, Texas.

4.8 Confidentiality. Each of the Meehans agrees that, in compliance with the confidentiality agreement each signed, he will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of Entorian or any of its clients, consultants or licensees.

4.9 Entire Agreement; Modification. Each Party agrees that this Agreement, including the Non-Competition and Confidentiality Agreement that is specifically incorporated herein by reference, is intended to be the entire agreement between the Parties and supersedes and cancels any and all other and prior agreements, written or oral, between the Parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all Parties hereto. This Agreement is to be construed as a whole, according to its fair meaning and not strictly for or against either of the parties, nor against any party as a result of its participation in the drafting hereof.

4.10 Consultation with Attorney. Each of the Parties hereby acknowledges that such Party has read and understands this Agreement and that such Party signed it voluntarily and without coercion. Each of the Parties further acknowledges that such Party was given the opportunity to consult with an attorney of such Party’s own choosing (if so desired) concerning the waivers contained in this Agreement, and that the waivers made herein are knowing, conscious and with full appreciation that such Party is forever foreclosed from pursuing any of the rights so waived. The Parties understand that this Agreement does not apply to any claim that may arise after the date of this Agreement, or for any breach of a Party’s obligations hereunder.

4.11 ADEA/OWBPA. Each of the Meehans acknowledges that he has been advised by this writing, as required by the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act that: (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has been advised hereby that he has the right to consult with any attorney prior to executing this Agreement; (c) he has 21 days to consider this Agreement, although he may choose to voluntarily execute this Agreement earlier; (d) he has seven days following execution of this Agreement to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement was executed by both Meehans.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the last date set forth below.

Entorian Technologies L.P.

By:	Entorian GP LLC

By:	/s/ Wayne R. Lieberman

Date: November 3, 2008

John R. Meehan

/s/ John R. Meehan

Date: October 31, 2008

Joseph C. Meehan

/s/ Joseph C. Meehan

Date: October 31, 2008